    As filed with the Securities and Exchange Commission on August 31, 1998
                                                    Registration No. 333-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           ---------------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           ---------------------------

                        FELCOR LODGING TRUST INCORPORATED
                      (Formerly FelCor Suite Hotels, Inc.)
             (Exact name of registrant as specified in its charter)


         MARYLAND                          545 E. JOHN CARPENTER FRWY. , SUITE 1300                         75-2541756
(State or other jurisdiction of                       IRVING, TEXAS 75062                                (I.R.S. Employer
 incorporation or organization)                          (214) 444-4900                                 Identification No.)
                                  (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)


                           ---------------------------


                              LAWRENCE D. ROBINSON
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                        FELCOR LODGING TRUST INCORPORATED
                     545 E. JOHN CARPENTER FRWY., SUITE 1300
                               IRVING, TEXAS 75062
                                 (214) 444-4900
            (Name, address, including ZIP code, and telephone number,
                   including area code, of agent for service)

                           ---------------------------

                                    Copy to:
                                ROBERT W. DOCKERY
                           JENKENS & GILCHRIST, P.C..
                          1445 ROSS AVENUE, SUITE 3200
                            DALLAS, TEXAS 75202-2799
                           ---------------------------



     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                           ---------------------------


                         CALCULATION OF REGISTRATION FEE

============================================================================================================================
                                PROPOSED MAXIMUM
        TITLE OF SECURITIES         AMOUNT BEING         OFFERING PRICE        PROPOSED MAXIMUM            AMOUNT OF
         BEING REGISTERED            REGISTERED (1)      PER SHARE (1)      AGGREGATE OFFERING PRICE   REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
Common Stock , $0.01 par value....  273,646 shares          $22.0625               $6,037,315               $1,781
============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based upon the average of the high and low prices reported on the New York Stock Exchange, Inc. on August 28, 1998.

                           ---------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

PROSPECTUS
                                 273,646 SHARES

                        FELCOR LODGING TRUST INCORPORATED
                      (FORMERLY FELCOR SUITE HOTELS, INC.)

                                  COMMON STOCK
                           (PAR VALUE $0.01 PER SHARE)
                           ---------------------------


             TO BE OFFERED BY SEVERAL HOLDERS OF THE COMMON STOCK OF
                        FELCOR LODGING TRUST INCORPORATED
                           ---------------------------


         This Prospectus relates to the offering ("Offering") by certain selling stockholders ("Selling Stockholders") named herein under "Selling Stockholders" of up to 273,646 shares ("Shares") of common stock, par value $0.01 per share ("Common Stock"), of FelCor Lodging Trust Incorporated (formerly FelCor Suite Hotels, Inc.) ("FelCor"), which Shares may be issued to the Selling Stockholders upon redemption by FelCor of units of limited partner interest ("Units") in FelCor Lodging Limited Partnership (formerly FelCor Suites Limited Partnership), a Delaware limited partnership ("Partnership"). Under the agreement of limited partnership of the Partnership, as amended ("Partnership Agreement"), FelCor, as the sole general partner of the Partnership, is obligated (subject to certain conditions) to redeem the Units, at the option of the holders thereof, for a like number of shares of Common Stock or, at the option of FelCor, for cash or a combination of cash and Common Stock. The Units were originally issued by the Partnership in private placements for cash or interests in hotel properties. The distribution of the Shares by the Selling Stockholders is not subject to any underwriting agreement. FelCor will receive none of the proceeds from the sale of Shares hereunder. All expenses of registration incurred in connection with this Offering are being borne by FelCor, but all selling and other expenses incurred by Selling Stockholders will be borne by such Selling Stockholders. None of the Shares offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

         The Shares may be sold by the Selling Stockholders from time to time on the New York Stock Exchange ("NYSE") or such other national securities exchange or automated interdealer quotation system on which the Common Stock is then listed, through negotiated transactions or otherwise at market prices prevailing at the time of the sale or at negotiated prices. See "Plan of Distribution."

         The Common Stock of FelCor is listed on the NYSE under the symbol "FCH." The last reported sale price of Common Stock on August 28, 1998, on the NYSE was $22.125 per share. To preserve its status as a real estate investment trust ("REIT"), FelCor's Charter limits the Common Stock that may be owned by any single person or affiliated group to 9.9% of the outstanding shares and restricts the transferability thereof under certain circumstances.

         SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

         Each Selling Stockholder and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended ("Securities Act"). Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act.

                           ---------------------------


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
           NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
 SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           ---------------------------



               THE DATE OF THIS PROSPECTUS IS SEPTEMBER __, 1998.

                       WHERE YOU CAN FIND MORE INFORMATION

AVAILABLE INFORMATION

         FelCor files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Prospective purchasers may read and copy any reports, statements or other information FelCor files at the SEC's public reference facilities in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities. FelCor's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov." In addition, FelCor's filings can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

         FelCor filed a Registration Statement on Form S-3 (File No. 333-_________) to register with the SEC the shares of Common Stock. This Prospectus is a part of that Registration Statement. As allowed by SEC rules, this Prospectus does not contain all the information contained in the Registration Statement or in the exhibits to the Registration Statement. The Registration Statement may be inspected and copied at the public reference facilities of the SEC described above.

INCORPORATION OF CERTAIN DOCUMENTS  BY REFERENCE

         The SEC allows FelCor to include certain information in this document by "incorporating by reference." The following documents filed with the SEC by FelCor (File No. 001-14236) pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this Prospectus:

         1. Annual Report on Form 10-K and Forms 10-K/A for the year ended December 31, 1997;

         2. Quarterly Report on Form 10-Q for the three months ended March 31, 1998;

         3. Current Report on Form 8-K filed with the SEC on July 11, 1997 and amended on August 14, 1997; 4. Current Report on Form 8-K filed with the SEC on April 23, 1998;

         5.       Current Report on Form 8-K filed with the SEC on May 29, 1998;

         6.       Current Report on Form 8-K filed with the SEC on August 10,
                  1998;

         7. Quarterly Report on Form 10-Q for the three months ended June 30, 1998;

         8. Pro forma financial information contained in the definitive Joint Proxy Statement/Prospectus dated June 19, 1998 filed with the SEC; and

         9. The description of the Common Stock contained in the Registration Statement on Form 8-A filed with the SEC, including any amendments or reports filed for the purpose of updating such description.

         All documents and reports filed by FelCor pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the date all of the shares of Common Stock are sold will be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such tstatement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         THE DOCUMENTS INCORPORATED BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS IS DELIVERED ON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, DIRECTED TO FELCOR LODGING TRUST INCORPORATED, 545 E. JOHN CARPENTER FREEWAY, SUITE 1300, IRVING, TEXAS 75062 (TELEPHONE NUMBER (972) 444-4900), ATTENTION: SECRETARY.

                                   THE COMPANY

         FelCor Lodging Trust Incorporated (formerly FelCor Suite Hotels, Inc.) ("FelCor") is a self-administered equity REIT that, at August 31, 1998, owned an approximate 95.6% general partner interest in FelCor Lodging Limited Partnership (formerly FelCor Suites Limited Partnership), a Delaware limited partnership (the "Partnership"). At August 31, 1998, following the merger ("Merger") of Bristol Hotel Company ("Bristol") with and into FelCor, the Partnership owned interests directly, or through subsidiaries, in 193 hotels (the "Hotels") with an aggregate of approximately 50,000 suites and rooms in 35 states and Canada. Assuming completion of currently planned conversions with respect to 10 of its Hotels, 80 of the Hotels are operated as all-suite upscale hotels, 31 are operated as upscale full service hotels, 61 are operated as traditional full service hotels, and 21 are operated as limited service hotels. The Hotels, following such conversions, will be operated primarily under the following brands: Embassy Suites(R) (58 hotels), Holiday Inn(R) and Holiday Inn Select(R) (53 hotels), Crowne Plaza(R) (19 hotels), Doubletree(R) and Doubletree Guest Suites(R) (17 hotels) and Sheraton(R) and Sheraton Suites(R) (9 hotels) and other brands (37 hotels). Seventy-three of the Hotels are managed by a subsidiary of Promus Hotel Corporation ("Promus"), which includes Doubletree Hotels Corporation and its subsidiaries. Promus is the largest operator of full-service, all-suite hotels in the United States. Nine of the remaining Hotels are managed by a subsidiary of Starwood Hotels & Resorts, which includes ITT Sheraton Corporation and its subsidiaries, and three are managed by two independent management companies. The remaining 108 Hotels, including all of the hotels acquired from Bristol in the Merger, are leased or managed by subsidiaries of Bristol Hotels & Resorts, itself a former subsidiary of Bristol that was spun-off by Bristol to its stockholders prior to the Merger. Bristol Hotels & Resorts has succeeded to Bristol's hotel operating business and is one of the largest independent hotel operating companies in the United States. See "-- Recent Developments -- Merger with Bristol Hotel Company." Unless the context otherwise requires, all references herein to "FelCor" are references to FelCor Lodging Trust Incorporated, the Partnership and their respective subsidiaries, on a consolidated basis.

         To enable FelCor to satisfy certain requirements for qualification as a REIT, neither it nor the Partnership can operate the hotels in which they invest. Accordingly, on August 31, 1998 the Partnership and its subsidiaries had leased 86 Hotels to DJONT Operations, L.L.C., or one of its consolidated subsidiaries (collectively, "DJONT"), and 107 Hotels to Bristol Hotels & Resorts, or one of its consolidated subsidiaries (collectively, "BHR") pursuant to leases ("Percentage Leases") generally with initial terms (including lessee renewal options) of 10 to 15 years that provide for rent equal to the greater of a minimum base rent ("Base Rent") or a percentage rent ("Percentage Rent") based on hotel revenues.

         FelCor was formed as a Delaware corporation on May 16, 1994 and was reincorporated as a Maryland corporation on June 23, 1995. FelCor's executive offices are located at 545 E. John Carpenter Frwy., Suite 1300, Irving, Texas 75062, and its telephone number is (972) 444-4900.

RECENT DEVELOPMENTS

         MERGER WITH BRISTOL HOTEL COMPANY. Effective July 28, 1998, Bristol was merged with and into FelCor. As a consequence of the Merger, Bristol's stockholders acquired approximately 46% of FelCor's outstanding Common Stock, and FelCor succeeded to Bristol's interests in 109 owned or leased hotels (the "Bristol Hotels"). References in this Prospectus to the Hotels includes the Bristol Hotels. In connection with the Merger, Bristol distributed to its stockholders all of the common stock of BHR as a separate public company (the "Spin-Off"). The Bristol Hotels have been leased by FelCor to BHR pursuant to Percentage Leases. BHR has continued Bristol's former hotel operating business and, as of August 31, 1998, operated 122 hotels, including hotels not owned by FelCor.

         BHR and FelCor are independent public companies with no overlap in management or their boards of directors. However, BHR's two largest stockholders also have significant ownership interests in FelCor and have representatives on the Boards of Directors of both companies, including the Chairman of the Board of FelCor. FelCor has maintained its existing headquarters facilities in Dallas, and BHR assumed responsibility for Bristol's employees and existing headquarters facilities in Dallas.

         RECENT DISPOSITIONS. FelCor has disposed of its interests in the Holiday Inn-Orlando North-Winter Park hotel in Orlando, Florida and the Holiday Inn Express(R)-Atlanta N.E. hotel near Atlanta, Georgia for total cash consideration of $7.7 million, in two separate transactions. FelCor may sell a limited number of the Bristol Hotels in the near future.

                                  RISK FACTORS

         Prospective purchasers should carefully consider the following risk factors, together with the other information provided, before deciding to purchase shares of Common Stock. Each of these risk factors could adversely affect the value of an investment in the Common Stock.

INABILITY TO INTEGRATE BRISTOL'S ASSETS OR REALIZE ANTICIPATED BENEFITS
OF MERGER

         As a result of the Merger, the number of hotels owned by FelCor more than doubled. Although the Bristol Hotels are operated by BHR under long-term leases, FelCor must integrate these hotels into its hotel portfolio and may need additional people and resources to handle the increased work load. If FelCor is unable successfully to integrate the Bristol Hotels into its portfolio, FelCor's business, financial condition and results of operations could suffer. A large number of the Bristol Hotels are in the process of, or awaiting, substantial renovation, modernization and repositioning. If the implementation of these plans do not yield the anticipated results, then FelCor may have paid too much for the Bristol Hotels in the Merger.

INCREASES IN LEVERAGE AND FLOATING RATE DEBT; INABILITY TO RETAIN EARNINGS OR REFINANCE DEBT

         As a result of the Merger, FelCor's leverage has increased. At June 30, 1998, on a pro forma basis (assuming completion of the Merger), FelCor would have had outstanding indebtedness of $1.5 billion, 17.7% of which would have been secured, and a debt-to-total-market-capitalization ratio of 37%. FelCor's pro forma ratio of EBITDA to interest paid for the six months ended June 30, 1998 would have been 3.9 to 1.0. Of FelCor's pro forma indebtedness at June 30, 1998, $778.9 million (or 56.9%) provided for the payment of interest at floating rates. Most of this floating rate debt bears interest at a rate equal to between 0.45% and 1.75% plus the 30-day LIBOR rate. At June 30, 1998, LIBOR was 5.66%. Changes in economic conditions could result in higher interest rates, thereby increasing FelCor's interest expense on its floating rate debt and reducing funds available for distribution to FelCor's stockholders.

         In order to qualify as a REIT, FelCor must distribute to its stockholders, annually, at least 95% of its net taxable income (excluding capital gains) and, accordingly, cannot retain any substantial portion of its earnings to meet its capital needs. Because of cross-default provisions in certain of FelCor's loan agreements, a default in outstanding debt of more than $10 million could result in the acceleration of most of FelCor's consolidated indebtedness. FelCor may be unable to refinance or repay this indebtedness in full under these circumstances.

DEPENDENCE ON LESSEES' HOTEL OPERATIONS

         FelCor's revenues currently and in the future will consist primarily of rents received under its leases. The lessees' payment of such rental obligations is generally unsecured. As the lessee of the Bristol Hotels, BHR initially had a net worth of $30 million and is obligated to maintain certain net worth and liquidity requirements. DJONT, which leases FelCor's other hotels, has limited assets, derives its revenue solely from the operation of these hotels and, at June 30, 1998, had a stockholders' deficit of approximately $6.1 million. However, DJONT or its subsidiaries have the right to borrow, on a subordinated basis and subject to certain limitations, up to an aggregate of $17.3 million to meet its rental obligations from FelCor, Inc., Promus, Doubletree Hotel Corporation, Lee & Urbahns, L.P. and ITT Sheraton Corporation, which are equity owners and/or managers of hotels leased by DJONT. FelCor will be substantially dependent upon the operations of its hotels to enable the lessees (particularly DJONT) to meet their rental obligations under the leases.

         The leases with DJONT and BHR have varying terms, generally no longer than 15 years. At the expiration of the lease terms, FelCor will be required to negotiate renewals or seek replacement leases, which could adversely affect its results of operations.

CONFLICTS OF INTEREST

         CERTAIN FELCOR DIRECTORS. As of August 31, 1998, DJONT leased 86 of the Hotels, either directly or through subsidiaries. All of the voting interests (and a 50% equity interest) in DJONT are beneficially owned by Hervey A. Feldman and Thomas J. Corcoran, Jr. All of the non-voting interests (and the remaining 50% equity interest) in DJONT are beneficially owned by the children of Charles
N. Mathewson. Mr. Feldman is a co-founder and the current Chairman Emeritus of FelCor. Mr. Corcoran is a co-founder and the President and Chief Executive Officer of FelCor. Mr. Mathewson and Mr. Corcoran serve as directors of FelCor.

         All of the Bristol Hotels are leased to BHR. No officer or director of BHR is also an officer or director of FelCor. However, Donald J. McNamara, the Chairman of the Board of FelCor, is a principal in a firm that controls the general partner of United/Harvey Holdings, L.P. ("United Harvey"), which beneficially owns approximately 39.5% of the stock of BHR. Five partnerships that own substantial equity interests in United Harvey also own in the aggregate approximately 14.2% of FelCor's outstanding Common Stock. In addition, Michael
D. Rose and Richard C. North have joined FelCor's Board. Mr. Rose is a director of Promus. Mr. North is the Group Finance Director of the parent of Holiday Hospitality Franchising, Inc. ("Holiday Hospitality"). Promus is, and will continue to be, the franchisor and manager of many of the Hotels. Holiday Hospitality is the franchisor of most of the Bristol Hotels and, together with its affiliates, owns approximately 9.9% of the stock of BHR and approximately 14.2% of FelCor's outstanding Common Stock.

         Issues may arise under these leases, franchise agreements and management contracts, and in the allocation of acquisition and leasing opportunities, that present conflicts of interests due to the affiliation of these directors. As an example, any decreases in lease rental rates payable by DJONT may increase the profits of DJONT, in which Messrs. Feldman and Corcoran and Mr. Mathewson's children have a direct economic interest, at the expense of FelCor and its stockholders. In the event FelCor enters into new or additional hotel leases or other transactions with BHR, the interests of Mr. McNamara and Mr. North, as affiliates of significant investors of BHR, may conflict with the interests of FelCor and its stockholders. For example, any decrease in lease rental rates payable by BHR may decrease FelCor's profits to the benefit of BHR. Also, in the selection of franchises under which FelCor's hotels will be operated, Mr. Rose and Mr. North, as affiliates of Promus and Holiday Hospitality, respectively, which are hotel franchising companies, may have interests which conflict with those of FelCor and its stockholders. It is anticipated that any director who has a conflict of interest with respect to an issue presented to the FelCor Board will abstain from voting upon that issue although he will have no legal obligation to do so. FelCor has no provisions in its bylaws or charter that require an interested director to abstain from voting upon an issue, although each director will have a fiduciary duty of loyalty to FelCor. There is a risk that, should an interested director vote upon an issue in which he or one of his affiliates has an interest, his vote may reflect a bias that could be contrary to the best interests of FelCor. In addition, even if an interested director abstains in the actual vote, the director's participation in the meeting and discussion of an issue in which he or his affiliates have an interest could influence the votes of other directors regarding the issue.

         NO ARMS-LENGTH BARGAINING ON DJONT PERCENTAGE LEASES. The terms of the leases between FelCor and DJONT were not negotiated on an arms-length basis. Accordingly, these percentage leases may not reflect fair market values or terms. However, the management of FelCor believes that the terms of these leases are fair to FelCor. The rental terms of these leases are set based upon historical financial information and projected operating performance of the applicable hotel. The other terms of the leases are typical of the provisions found in other leases entered into in similar circumstances. The leases have been approved by a majority of the directors of FelCor who are not officers or employees of FelCor, DJONT or affiliates of either of them.

         ADVERSE TAX CONSEQUENCES TO CERTAIN AFFILIATES ON A SALE OF CERTAIN HOTELS. Messrs. Feldman, Corcoran and Mathewson may have additional tax liability if FelCor sells its investments in six hotels acquired by FelCor in July 1994 from partnerships controlled by these individuals. Consequently, the interests of FelCor and of Messrs. Feldman, Corcoran and Mathewson could be different in the event that FelCor decided to consider a sale of any of these hotels. Decisions regarding a sale of any of these six hotels must be made by a majority of the directors of FelCor who are not officers or employees of FelCor, DJONT or affiliates of either of them.

RESTRICTIVE DEBT COVENANTS

         At August 31, 1998, FelCor's unsecured bank credit facilities provided for borrowings of up to $1.1 billion, of which FelCor had borrowed $930 million. FelCor also had issued and outstanding $300 million in principal amount of senior notes. The agreements governing FelCor's credit facilities and senior notes contain various restrictive covenants, including, among others, provisions restricting FelCor from incurring indebtedness, making investments, engaging in transactions with stockholders and affiliates, incurring liens, merging or consolidating with another person, disposing of all or substantially all of its assets or permitting limitations on its subsidiaries with respect to the payment of dividends or other amounts to FelCor. In addition, these agreements require FelCor to maintain certain specified financial ratios. Under the most restrictive of these provisions, FelCor's maximum additional pro forma indebtedness that could be incurred for the acquisition of hotel properties would have been limited to approximately $239 million at June 30, 1998. These covenants also may restrict FelCor's ability to engage in certain transactions. In addition, any breach of these limitations could result in the acceleration of most of FelCor's outstanding indebtedness. FelCor may not be able to refinance or repay this indebtedness in full under such circumstances.

MATTERS THAT MAY ADVERSELY AFFECT THE HOTEL INDUSTRY

         FEWER GROWTH OPPORTUNITIES. There has been substantial consolidation in, and capital allocated to, the U.S. lodging industry since the early 1990s. This has generally resulted in higher prices for hotels and fewer attractive acquisition opportunities. An important part of FelCor's growth strategy is the acquisition and, in many instances, the renovation and repositioning, of hotels at less than replacement cost. Continued industry consolidation and competition for acquisitions could adversely affect FelCor's growth prospects. FelCor competes for hotel investment opportunities with other companies, some of which have greater financial or other resources. Certain competitors may be able to pay higher prices or assume greater risks than would be appropriate for FelCor.

         POTENTIAL ADVERSE EFFECTS ON HOTEL OPERATIONS. The hotels owned by FelCor are subject to all of the risks common to the hotel industry. These risks could adversely affect hotel occupancy and the rates that can be charged for hotel rooms, and generally include:

         o        The existence of competition from other hotels;

         o The construction of more hotel rooms in a particular area than needed to meet demand;

         o The increase in energy costs and other travel expenses that reduce business and leisure travel;

         o The adverse effects of declines in general and local economic activity; and

         o The risks generally associated with the ownership of hotels and real estate, as discussed in the following four paragraphs and under "-- Matters That May Adversely Affect Real Estate Ownership."

In addition, annual adjustments (based on changes in the Consumer Price Index) are made to the base rent and the thresholds used to compute percentage rent under the Percentage Leases. These adjustments, unless offset by increases in hotel revenues, would reduce the amount of rent payable to FelCor under the Percentage Leases and, consequently, FelCor's results of operations.

         COMPETITION. Each of the Hotels competes with other hotels in its geographic area. A number of additional hotel rooms have been or may be built in a number of the geographic areas in which the Hotels are located, which could adversely affect the results of operations of these hotels. According to Smith Travel Research, total hotel room supply in the United States increased by 3.4%, or approximately 116,000 rooms, from 1996 to 1997. This is compared to an average annual increase in hotel room supply in the United States of 1.1% from 1991 to 1996. It is possible that a significant increase in the supply of midscale and upscale hotel suites/rooms could occur which, if demand fails to increase proportionately, could have an adverse effect on FelCor's operations.

         SEASONALITY. The hotel industry is seasonal in nature. Generally, hotel revenues are highest in the second and third quarters of each year. Seasonality causes quarterly fluctuations in FelCor's revenue. FelCor may be able to reduce, but not eliminate, the effects of seasonality by continuing to diversify the geographic location and primary customer base of its hotels.

         INVESTMENT CONCENTRATION IN A SINGLE INDUSTRY. Historically, FelCor has only invested in hotel-related assets. In the event of a downturn in the hotel industry, the adverse effect on FelCor may be greater than on a more diversified company with assets outside of the hotel industry.

         REQUIREMENTS OF FRANCHISE AGREEMENTS. Most of the Hotels are operated under various franchise licenses. Each license agreement requires that the franchised hotel be maintained and operated in accordance with certain standards. The franchisors also may require substantial improvements to the Hotels, for which FelCor would be responsible under the Percentage Leases, as a condition to the renewal or continuation of these franchise licenses. If a franchise license terminates due to FelCor's failure to make required improvements or to otherwise comply with its terms, FelCor may be liable for termination payments and for fees for a new franchise. These termination payments and fees would vary among the various franchise agreements and by hotel. The loss of a substantial number of franchise licenses and the related termination payments and new franchise fees could have a material adverse effect on FelCor's results of operations.

LIMITATIONS ON ACQUISITIONS AND IMPROVEMENTS

         FelCor intends to continue its current growth strategy, which includes acquiring and improving hotel properties. FelCor generally cannot fund its growth from cash from its operating activities because FelCor must distribute to its stockholders at least 95% of its taxable income each year to maintain its status as a REIT. Consequently, FelCor must rely primarily upon the availability of debt or equity capital to fund hotel acquisitions and improvements. There can be no assurance that FelCor will continue to have access to the capital markets to fund future growth at an acceptable cost. In addition, FelCor's Board has adopted a policy of limiting indebtedness to not more than 40% of FelCor's investment in hotel assets, at historical cost, which could also limit FelCor's ability to incur additional indebtedness to fund its continued growth. At June 30, 1998, on a pro forma basis, FelCor's indebtedness would represent 37.4% of its investment in hotel assets at historical cost.

POTENTIAL TAX RISKS

         FAILURE TO QUALIFY AS A REIT WOULD SUBJECT FELCOR TO FEDERAL INCOME TAX. FelCor has operated and will continue to operate in a manner that is intended to qualify it as a REIT under federal income tax laws. The REIT qualification requirements are extremely complicated and interpretations of the federal income tax laws governing qualification as a REIT are limited. Accordingly, FelCor cannot be certain that it has been or will continue to be successful in operating so as to qualify as a REIT. At any time, new laws, interpretations or court decisions may change the federal tax laws or the federal income tax consequences of qualification as a REIT.

         If FelCor failed to qualify as a REIT, FelCor would be required to pay federal income tax on its taxable income. FelCor might need to borrow money or sell hotels in order to pay any such tax. FelCor's payment of income tax would decrease the amount of its income available to be paid out to its stockholders. In addition, FelCor would no longer be required to pay out most of its taxable income to its stockholders. Unless its failure to qualify as a REIT were excused under federal income tax laws, FelCor could not re-elect REIT status until the fifth calendar year following the year in which it failed to qualify.

         FAILURE TO MAKE REQUIRED DISTRIBUTIONS WOULD SUBJECT FELCOR TO TAX. In order to qualify as a REIT, each year FelCor must pay out to its stockholders at least 95% of its taxable income (other than any net capital gain). In addition, FelCor would be subject to a 4% nondeductible tax if the actual amount it pays out to its stockholders in a calendar year were less than the minimum amount specified under federal tax laws. FelCor has paid out and intends to continue to pay out its income to its stockholders in a manner intended to satisfy the 95% test and to avoid the 4% tax. In doing so, FelCor may be required to borrow money or sell assets to pay out enough of its taxable income to satisfy the 95% test and to avoid the 4% tax in a particular year.

         FAILURE TO DISTRIBUTE BRISTOL'S EARNINGS AND PROFITS IN 1998 WOULD CAUSE FELCOR TO FAIL TO QUALIFY AS A REIT. At the end of any taxable year, a REIT may not have any accumulated earnings and profits (described generally for federal income tax purposes as cumulative undistributed net income) from a non-REIT corporation. Accordingly, by the end of 1998, FelCor must pay out to its stockholders an amount equal to Bristol's accumulated earnings and profits through the date of the Merger. If FelCor fails to pay out such amount for its 1998 taxable year, it will fail to qualify as a REIT.

         SALE OF ASSETS ACQUIRED FROM BRISTOL WITHIN TEN YEARS AFTER THE MERGER WILL RESULT IN CORPORATE TAX. If FelCor sells any asset acquired from Bristol within 10 years after the Merger and recognizes gain, FelCor will be taxed at the highest corporate rate on an amount equal to the fair market value of the asset minus the adjusted basis of the asset as of the Merger.

EFFECT OF MARKET INTEREST RATES ON THE PRICE OF THE COMMON STOCK

         One of the factors that may affect the price of the Common Stock is the amount of distributions to stockholders in comparison to yields on other financial instruments. An increase in market interest rates would provide higher yields on other financial instruments, which could adversely affect the price of the Common Stock.

RELIANCE ON KEY PERSONNEL AND BOARD OF DIRECTORS

         FelCor's stockholders have no right to participate in FelCor's management, except through the exercise of their voting rights. FelCor's Board of Directors will be responsible for oversight of the management of FelCor. FelCor's future success will be dependent in part on its ability to retain key personnel, including Mr. Corcoran.

MATTERS THAT MAY ADVERSELY AFFECT REAL ESTATE OWNERSHIP

         GENERAL. FelCor's investments in hotels are subject to the numerous risks generally associated with owning real estate. These risks include, among others, adverse changes in general or local economic or real estate market conditions, zoning laws, traffic patterns and neighborhood characteristics, real estate tax assessments and rates, governmental regulations and fiscal policies, the potential for uninsured or underinsured casualty and other losses, the impact of environmental laws and regulations (discussed below) and other circumstances beyond the control of FelCor. Moreover, real estate investments are relatively illiquid, which means that FelCor's ability to vary its portfolio in response to changes in economic and other conditions may be limited.

         POSSIBLE LIABILITY FOR ENVIRONMENTAL MATTERS. There are numerous federal, state and local environmental laws and regulations to which owners of real estate are subject. Under these laws a current or prior owner of real estate may be liable for the costs of cleaning up and removing hazardous or toxic substances found on its property, whether or not it was responsible for their presence. In addition, if an owner of real property arranges for the disposal of hazardous or toxic substances at another site, it may also be liable for the costs of cleaning up and removing such substances from the disposal site, even if it did not own or operate the disposal site. A property owner may also be liable to third parties for personal injuries or property damage sustained as a result of its release of hazardous or toxic substances (including asbestos-containing materials) into the environment. Environmental laws may require FelCor to incur substantial expenses and limit the use of its properties. FelCor could be liable for substantial amounts for a failure to comply with applicable environmental laws, which may be enforced by the government or, in certain instances, by private parties. The existence of hazardous or toxic substances on a property can also adversely affect the value of, and the owner's ability to use, sell or borrow against, the property.

         Generally, FelCor obtains a Phase I environmental audit from an independent environmental engineer prior to its acquisition of a hotel. With respect to the Bristol Hotels, FelCor has relied upon the Phase I audits obtained by Bristol in connection with its acquisition of these properties. No updates or new environmental audits were obtained.

         The primary purpose of a Phase I environmental audit is to identify indications of potential environmental contamination at a property and, secondarily, to make a limited assessment as to the potential for environmental regulatory compliance costs. Consistent with current industry standards, the Phase I environmental audits on which FelCor has relied did not include an assessment of potential off-site liability or involve any testing of groundwater, soil or air conditions. Accordingly, they would not reveal information that could only be obtained by such tests. In addition, the assessment of environmental compliance contained in such reports is general in nature and was not a detailed determination of the property's complete compliance status.

         The Phase I environmental audits relied upon by FelCor disclose the existence of certain hazardous or toxic substances at or near a limited number of FelCor's hotels. In these instances, FelCor made such additional investigations, if any, as it considered necessary to evaluate the risk of liability. However, FelCor's management does not believe that the identified conditions, or any other environmental conditions known to it, will have a material adverse effect on FelCor's business, assets or profits. It is possible, however, that such environmental audits and investigations do not reveal all environmental conditions or liabilities for which FelCor could be liable and there could be potential environmental liabilities of which FelCor is unaware.

         COSTS OF COMPLYING WITH AMERICANS WITH DISABILITIES ACT. Under the Americans with Disabilities Act of 1990 ("ADA"), all public accommodations (including hotels) are required to meet certain federal requirements for access and use by disabled persons. FelCor's management believes that its hotels are substantially in compliance with the requirements of the ADA. However, a determination that the hotels are not in compliance with the ADA could result in liability for both governmental fines and damages to private parties. If FelCor were required to make unanticipated major modifications to the hotels to comply with the requirements of the ADA, it could adversely affect its ability to pay its obligations and make distributions to its stockholders.

OWNERSHIP LIMITATION

         In order for FelCor to maintain its status as a REIT, no more than 50% in value of its outstanding stock may be owned (actually or constructively under the applicable tax rules) by five or fewer persons during the last half of any taxable year. In connection with this requirement, FelCor's Charter prohibits, subject to certain exceptions, any person from owning more than 9.9% (determined in accordance with the Internal Revenue Code and the Securities Exchange Act of 1934, as amended) of the number of outstanding shares of any class of its capital stock. FelCor's Charter also prohibits any transfer of its capital stock that would result in a violation of the 9.9% ownership limit, reduce the number of stockholders below 100 or otherwise result in FelCor failing to qualify as a REIT. Any attempted transfer in violation of the charter prohibitions will be void and the intended transferee will not acquire any right in the shares resulting in such violation. FelCor has the right to take any lawful action that it believes necessary or advisable to ensure compliance with these ownership and transfer restrictions and to preserve its status as a REIT, including refusing to recognize any transfer of capital stock in violation of its charter.

         If a person holds or attempts to acquire shares in excess of FelCor's ownership and transfer restrictions, these shares will be immediately designated as "shares-in-trust" and transferred automatically and by operation of law, in trust, to a trustee designated by FelCor. The trustee will have the right to receive all distributions on, to vote and to sell these shares. The holder of the excess shares will have no right or interest in these shares, except the right (under certain circumstances) to receive the lesser of: (i) the proceeds of any sale of these shares by the trustee to a permitted owner and (ii) the amount you paid for these shares (or the market value of these shares, determined in accordance with the Charter, if the shares were received by gift, bequest or otherwise without payment). Accordingly, the record owner of any shares designated as shares-in-trust would suffer a financial loss if the price at which these shares are sold to a permitted owner is less than what was paid for these shares.

CERTAIN ANTI-TAKEOVER AND CORPORATE GOVERNANCE PROVISIONS

         OWNERSHIP LIMIT. The ownership and transfer restrictions of FelCor's Charter may have the effect of discouraging or preventing a third party from attempting to gain control of FelCor without the approval of the FelCor Board. Therefore, it is less likely that a change in control, even if beneficial to stockholders, could be effected without the approval of the FelCor Board.

         STAGGERED BOARD. The FelCor Board is divided into three classes. Directors in each class are elected for terms of three years. As a result, the ability of stockholders to effect a change in control of FelCor through the election of new directors is limited by the inability of stockholders to elect a majority of the FelCor Board at any particular meeting.

         AUTHORITY TO ISSUE ADDITIONAL SHARES. Under the FelCor Charter, the FelCor Board may issue preferred stock without stockholder action. The preferred stock may be issued, in one or more series, with the preferences, qualifications and terms, designated by the FelCor Board that may discourage, delay or prevent a change in control of FelCor, even if such change were in the best interests of stockholders. FelCor currently has outstanding 6,050,000 shares of its $1.95 Series A Cumulative, Convertible Preferred Stock and 57,500 shares of its 9% Series B Cumulative Redeemable Preferred Stock (represented by 5,750,000 Depositary Shares, each representing a 1/100 fractional interest in a share of such Series B preferred stock). The preferred stock reduces the amount of dividends available, and has dividend, liquidation and other rights superior, to the holders of the Common Stock. The Charter and bylaws of FelCor contain other provisions that also may have the effect of delaying or preventing a change in control of FelCor.

         MARYLAND ANTI-TAKEOVER STATUTES. As a Maryland corporation, FelCor is subject to various provisions under the Maryland General Corporation Law, including the Maryland business combination statute, which sets forth certain procedures that must be followed in, and otherwise restricts, certain takeovers and business combinations. FelCor's Charter currently exempts FelCor from the operation of the Maryland share control statute, which may deny voting rights to shares involved in an acquisition of one-fifth or more of the voting stock of a Maryland corporation. To the extent these laws are applicable to FelCor, they may have the effect of delaying or preventing a change in control of FelCor even though beneficial to FelCor's stockholders.

IMPACT OF YEAR 2000 ISSUE

         The year 2000 issue relates to computer programs that were written using two digits rather than four to define the applicable year. In those programs, the year 2000 may be incorrectly identified as the year 1900, which could result in a system failure or miscalculations causing a disruption of operations, including a temporary inability to process transactions, prepare financial statements or engage in other normal business activities.

         FelCor has recently assessed its internal computer systems and believes that they will properly utilize dates beyond December 31, 1999. Holiday Hospitality and Promus, franchisors for 165 of the Hotels, have indicated to FelCor that their reservation systems will be year 2000 compliant by the end of 1998. FelCor has been informed that the companies leasing and managing hotels owned by it are in the process of studying the year 2000 issue, including inquiries of their vendors. Upon completion of these studies, which are expected in late 1998, FelCor will determine the extent to which it may be vulnerable to third parties' failure to remedy their year 2000 issues and potential effects of any such failures. FelCor estimates that the expense associated with year 2000 compliance will not be material to FelCor's business, operations or financial condition.

CERTAIN FORWARD-LOOKING STATEMENTS

         CERTAIN STATEMENTS IN THIS PROSPECTUS CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, AND CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE STATEMENTS UNDER THE CAPTION "RISK FACTORS" IN THIS PROSPECTUS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS, INCLUDING MATERIAL RISKS AND UNCERTAINTIES, WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS.

                                 USE OF PROCEEDS


         The Selling Stockholders will receive all of the proceeds from the sale of Shares offered hereby. FelCor will not receive any proceeds from the sale of such Shares.


                              SELLING STOCKHOLDERS

         The following table sets forth the name, address and relationship with FelCor of each Selling Stockholder and (i) the number of shares of Common Stock beneficially owned by each Selling Stockholder as of August 31, 1998, (ii) the maximum number of shares of Common Stock which may be offered for the account of each Selling Stockholder under this Prospectus and (iii) the amount and percentage of Common Stock that would be owned by each Selling Stockholder after completion of the offering, assuming the sale of all of the Common Stock which may be offered hereunder. Except as otherwise noted below, none of the Selling Stockholders has, within the past three years, had any position, office or other material relationship with FelCor.

                                                                                                  PERCENTAGE OF
       NAME OF                         SHARES OWNED              SHARES WHICH MAY BE             ALL OUTSTANDING
 SELLING STOCKHOLDER                PRIOR TO OFFERING(1)          SOLD HEREUNDER(2)               COMMON STOCK
 -------------------                --------------------         -------------------             ---------------
PMB Associates, Ltd.                       139,286                     139,286                            *
Columbus/Front Ltd                         134,360                     134,360                            *

------------------------------
*    Less than 1%.

(1) Beneficial ownership as of August 31, 1998, based upon information provided by the respective Selling Stockholders.

(2) Assumes sale of all shares of Common Stock registered hereunder, although Selling Stockholders are under no obligation known to FelCor to sell any shares of Common Stock at this time.


                              PLAN OF DISTRIBUTION

     The Shares may be sold pursuant to the offer made hereby from time to time by the Selling Stockholders and any pledgees, donees, assignees or transferees. The Selling Stockholders may sell the Shares being offered hereby: (i) in ordinary brokerage transactions and in transactions in which brokers solicit purchasers; (ii) in privately negotiated direct sales or sales effected through agents not involving established trading markets; or (iii) through transactions in put or call options or other rights (whether exchange-listed or otherwise) established after the effectiveness of the Registration Statement of which this Prospectus is a part. The Shares may be sold at prices and at terms then prevailing or at prices related to the then current market price of the Common Stock on the NYSE or at other negotiated prices. In addition, any of the Shares that qualify for sale pursuant to Rule 144 may be sold in transactions complying with such rule, rather than pursuant to this Prospectus.

     The Shares consist of Common Stock or to be issued to Selling Stockholders upon redemption by FelCor of Units previously issued to such persons in private transactions exempt from the registration requirements of the Securities Act. FelCor will acquire each Unit redeemed by it in exchange for a share of Common Stock and, consequently, its interest in the Partnership will increase.

     In the case of sales of the Shares effected to or through broker-dealers, such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares sold by or through such broker-dealers, or both. FelCor has advised the Selling Stockholders that the anti-manipulative rules of Regulation M under the Securities Exchange Act of 1934, as amended ("Exchange Act") may apply to their sales in the market and has informed them of the need for delivery of copies of this Prospectus. FelCor is not aware as of the date of this Prospectus of any agreements between any of the Selling Stockholders and any broker-dealers with respect to the sale of the shares offered by this Prospectus. The Selling Stockholders and any broker-dealer or other agent executing sell orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which case the commissions received by any such broker-dealer or agent and profit on any resale of the shares of Common Stock may be deemed to be underwriting commissions under the Securities Act. The commissions received by a broker-dealer or agent may be in excess of customary compensation. FelCor will receive no part of the proceeds from the sale of any Shares hereunder.

     Pursuant to the terms of a Registration Rights Agreement entered into by and among FelCor and the Selling Stockholders, the Selling Stockholders will pay their costs and expenses of selling the Shares hereunder, including commissions and discounts of underwriters, brokers, dealers or agents, and FelCor has agreed to pay the costs and expenses incident to its registration and qualification of the Shares offered hereby, including applicable filing fees, legal and accounting fees and expenses. In addition, FelCor has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities arising under the Securities Act.

     The Selling Stockholders may elect to sell all, a portion or none of the Shares offered by them hereunder.

                                  LEGAL MATTERS

     The validity of the Shares will be passed upon for FelCor by Jenkens & Gilchrist, a Professional Corporation, Dallas, Texas. Jenkens & Gilchrist, a Professional Corporation, has relied upon the opinion of Miles & Stockbridge P.C., Baltimore, Maryland, with respect to all matters involving Maryland law.

                                     EXPERTS

     The consolidated financial statements of FelCor as of December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996 and 1995, the consolidated financial statements of DJONT Operations, L.L.C. as of December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996 and 1995, the combined financial statements of the Sheraton Acquisition Hotels as of December 31, 1996 and for the year then ended, the consolidated financial statements of Bristol for the eleven months ended December 31, 1995 and the combined financial statements of Harvey Hotel Companies for the one month ended January 31, 1995 have been incorporated by reference in this Prospectus in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of Bristol as of December 31, 1997 and 1996 and for the years ended December 31, 1997 and 1996, incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

================================================================================

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FELCOR OR ANY OF THE SELLING STOCKHOLDERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF FELCOR SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.



                           ---------------------------


                                TABLE OF CONTENTS

                           ---------------------------




Where You Can Find More Information.....................................    2
The Company.............................................................    3
Risk Factors............................................................    4
Use of Proceeds.........................................................   11
Selling Stockholders....................................................   11
Plan of Distribution....................................................   11
Legal Matters...........................................................   12
Experts.................................................................   12

================================================================================









================================================================================




                                 273,646 SHARES

                                  COMMON STOCK











                           ---------------------------


                                   PROSPECTUS

                           ---------------------------







                              FELCOR LODGING TRUST
                                  INCORPORATED
                      (FORMERLY FELCOR SUITE HOTELS, INC.)



================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Set forth below is an estimate of the approximate amount of the fees and expenses (other than underwriting commissions and discounts) payable by the Registrant in connection with the issuance and distribution of the Shares.


         Securities and Exchange Commission, registration fee...........................     $   1,781
         Printing and mailing...........................................................         1,500
         Accountant's fees and expenses.................................................         3,000
         Counsel fees and expenses......................................................        10,000
         Miscellaneous..................................................................         3,719
                                                                                             ---------
                  Total.................................................................     $  20,000

         The Selling Shareholders will pay or bear any selling or underwriting discounts and commissions and other selling expenses with respect to the offer and sale of their shares of Common Stock.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Charter of FelCor generally limits the liability of FelCor's directors and officers to FelCor and the stockholders for money damages to the fullest extent permitted from time to time by the laws of the state of Maryland. The Charter also provides generally for the indemnification of directors and officers, among others, against judgments, settlements, penalties, fines, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities except in connection with a proceeding by or in the right of FelCor in which the director was adjudged liable to FelCor or in connection with any other proceeding, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers of FelCor pursuant to the foregoing provisions or otherwise, FelCor has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

         FelCor may purchase director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above.

ITEM 16.  EXHIBITS


     4.1   --     Form of Share Certificate (filed as Exhibit 4.1 to the
                  Registrant's Form 10-Q for the quarter ended June 30, 1996 and incorporated herein by reference).

     5.1   --     Opinion of Jenkens & Gilchrist, a Professional Corporation

     23.1  --     Consent of Jenkens & Gilchrist, a Professional Corporation
                  (included in Exhibit 5.1).

     23.2  --     Consent of PricewaterhouseCoopers LLP

     23.3  --     Consent of Arthur Andersen LLP

     24.1  --     Power of Attorney (included in Signature Page)


ITEM 17.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas, on the 28th day of August, 1998.

                                     FELCOR LODGING TRUST INCORPORATED,
                                     a Maryland corporation (Registrant)

                                     By:   /s/ Thomas J. Corcoran, Jr.
                                        ---------------------------------------
                                           Thomas J. Corcoran, Jr.
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints each of Thomas J. Corcoran, Jr., Randall L. Churchey and Lawrence D. Robinson, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any or all amendments (including post-effective amendments) to this Registration Statement, to file the same, together with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices and other documents necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all documents in connection therewith, with the appropriate state securities authorities, granting unto said attorney-in-fact and agents or any of them, or their or his substitutes or substitute, full power and authority to do and perform each and every act and thing necessary and advisable as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agents, or any of them or their or his substitutes or substitute, may lawfully do or cause to be done by virtue thereof.

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


                    SIGNATURE                                 TITLE                                       DATE
                    ---------                                 -----                                       ----

/s/ DONALD J. MCNAMARA                          CHAIRMAN OF THE BOARD AND DIRECTOR                  AUGUST 28, 1998
----------------------------------------
DONALD J. MCNAMARA


/s/ THOMAS J. CORCORAN, JR.                     PRESIDENT AND CHIEF EXECUTIVE                       AUGUST 28, 1998
----------------------------------------        OFFICER AND DIRECTOR
THOMAS J. CORCORAN, JR.


/s/ RANDALL L. CHURCHEY                         SENIOR VICE PRESIDENT AND                           AUGUST 28, 1998
----------------------------------------        CHIEF FINANCIAL OFFICER
RANDALL L. CHURCHEY


/s/ LESTER C. JOHNSON                           VICE PRESIDENT AND CONTROLLER                       AUGUST 28, 1998
----------------------------------------        (PRINCIPAL ACCOUNTING OFFICER)
LESTER C. JOHNSON

                                                DIRECTOR                                            AUGUST __, 1998
----------------------------------------
RICHARD S. ELLWOOD

/s/ RICHARD O. JACOBSON                         DIRECTOR                                            AUGUST 28, 1998
----------------------------------------
RICHARD O. JACOBSON

                                                DIRECTOR                                            AUGUST __, 1998
----------------------------------------
CHARLES A. LEDSINGER, JR.

/s/ ROBERT H. LUTZ, JR.                         DIRECTOR                                            AUGUST 27, 1998
----------------------------------------
ROBERT H. LUTZ, JR.

/s/ CHARLES N. MATHEWSON                        DIRECTOR                                            AUGUST 26, 1998
----------------------------------------
CHARLES N. MATHEWSON

                                                DIRECTOR                                            AUGUST __, 1998
----------------------------------------
THOMAS A. MCCHRISTY

                                                DIRECTOR                                            AUGUST __, 1998
----------------------------------------
RICHARD C. NORTH

/s/ MICHAEL D. ROSE                             DIRECTOR                                            AUGUST 31, 1998
----------------------------------------
MICHAEL D. ROSE

                               INDEX TO EXHIBITS



   Exhibit No.                          Description
   -----------                          ------------

     4.1   --     Form of Share Certificate (filed as Exhibit 4.1 to the
                  Registrant's Form 10-Q for the quarter ended June 30, 1996 and incorporated herein by reference).

     5.1   --     Opinion of Jenkens & Gilchrist, a Professional Corporation

     23.1  --     Consent of Jenkens & Gilchrist, a Professional Corporation
                  (included in Exhibit 5.1).

     23.2  --     Consent of PricewaterhouseCoopers LLP

     23.3  --     Consent of Arthur Andersen LLP

     24.1  --     Power of Attorney (included in Signature Page)